Exhibit 99.1

Teladoc to acquire HealthiestYou

LEWISVILLE, Texas (June 30, 2016) — Teladoc, Inc. (NYSE: TDOC), the first and largest telehealth platform in the United States, today announced that it has signed a definitive agreement to acquire HealthiestYou, a leader in mobile patient engagement, based in Scottsdale, Arizona.

HealthiestYou is the leading telehealth consumer engagement technology platform for the small- to mid-sized employer market. HealthiestYou offers members a suite of tools to easily control their health care access and costs, including physician locator, prescription pricing and benefits lookup, all through a fully-integrated, best-in-class interface. Teladoc’s highly scalable infrastructure will immediately provide the telemedicine services to HealthiestYou’s product suite.

“This is a unique opportunity to combine two leaders in the telehealth industry who share a common philosophy of driving telemedicine engagement and enabling consumers to take charge of their own health care decisions,” said Jason Gorevic, Teladoc chief executive officer. “Teladoc’s and HealthiestYou’s solutions are highly complementary and together will provide richer offerings, higher levels of consumer engagement and accelerated ROI for our partners.”

HealthiestYou generated 2015 revenues of $10 million, and approximately $8 million for the first six months of 2016.  It was net-loss and EBITDA break-even for 2015 and for the first six months of 2016. Teladoc reiterates its previously communicated commitment to achieving adjusted EBITDA break-even in the fourth quarter of 2017.

This acquisition brings a strong, highly incremental distribution network, and a sophisticated broker enrollment portal that enables simple and streamlined administration, strengthening Teladoc’s position in the fragmented small- and medium-sized employer market — the most underpenetrated segment in telemedicine. This high-growth segment represents more than 50 percent of employed Americans, and is primarily facilitated through broker networks.

“Acquiring HealthiestYou helps us to build upon our goal of offering a broad suite of solutions to our employer and health plan partners, all with a common goal of providing consumers with better access to high quality care at a lower cost,” added Gorevic.

Jim Prendergast, Co-Founder of HealthiestYou, commented, “For years, HealthiestYou has focused on making health care simpler to access and easier to understand. Marrying both company’s innovative engagement and utilization strategies, technology and service offerings will deliver on our shared goal of providing the highest quality of care through easy access to deliver significant cost savings.”

Andrew Lindner, Managing Partner of Frontier, a major HealthiestYou shareholder, commented, “We are excited to join forces with a pioneer and leader in the industry, Teladoc.  HealthiestYou’s explosive growth, industry-leading utilization, and traction with mid-market employers, combined with Teladoc’s highly scalable infrastructure and proven execution capabilities, will extend Teladoc’s already substantial leadership position in the telehealth industry.”

Under the terms of the agreement, the purchase price consists of $45 million cash and 6.96 million shares of Teladoc’s common stock. The stock component was calculated by dividing $80 million by the average of the closing prices for Teladoc stock for the 60 trading days prior to June 28. The $45 million cash component will be funded in its entirety with Teladoc’s recently expanded bank facility. Piper Jaffray acted as exclusive financial advisor to Teladoc on this transaction. William Blair & Co. acted as exclusive financial advisor to HealthiestYou.  Teladoc expects the acquisition of HealthiestYou to close on July 1.

Business Outlook

Teladoc updated its outlook for the full year 2016:

•                  Our previously communicated revenue expectation ranged from $118 to $122 million dollars and is now increasing to a new range of $126 million to $130 million.

•                  For the full year 2016, we confirm an expected net loss of $51.8 million to $53.8 million. With the issuance of additional shares for this acquisition, we expect our net loss per share that had been previously communicated as a range between $1.33 and $1.38 to now range from a net loss per share of $1.22 to $1.27, based on a weighted average of 42.5 million shares outstanding.

•                  Our guidance for our Adjusted EBITDA loss range of $35 million to $37 million remains unchanged.

•                  Our Membership, which we had expected to total approximately 16.5 million to 17.5 million members now increase to a predicted range of 17 million to 18 million members.

•                  Our previously communicated outlook for total 2016 visits was 880,000 to 900,000 and is now increased to 915,000 to 945,000.

The acquisition of HealthiestYou does not change Teladoc’s timeline to profitability and the company is still targeting adjusted EBITDA breakeven by the fourth quarter of 2017.

Conference Call

Teladoc management will provide additional details of its acquisition of HealthiestYou during a conference call today, Thursday, June 30, at 8 A.M. Eastern Standard Time. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 877-201-0168 or 647-788-4901 for international callers, and referencing participant code 42052261 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of the company’s web site and an audio file of the call will also be archived for 90 days at ir.teladoc.com. After the conference call, a replay will be available until July 13, 2016 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 42052261.

About Teladoc

Teladoc, Inc. (NYSE:TDOC) is the nation’s leading provider of telehealth services and a pioneering force in bringing the virtual care visit into the mainstream of today’s health care ecosystem. Serving some 6,000 clients — including health plans, health systems, employers and other organizations — more than 15 million members can use phone, mobile devices and secure online video to connect within minutes to Teladoc’s network of more than 3,000 board-certified, state-licensed physicians and behavioral health specialists, 24/7. With national coverage and a robust, scalable platform and a Lewisville, TX-based member services center staffed by 400 employees, Teladoc offers the industry’s most comprehensive and complete telehealth solution including primary care, behavioral health care, dermatology, tobacco cessation and more. For additional information, please visit www.teladoc.com.

Investor Relations Contact:

Bob East

Westwicke Partners

443.213.0500

teladoc@westwicke.com

Media Contacts:

Patty Sullivan

469.294.5096

pr@teladoc.com